Exhibit 23.4

October 10, 2011

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, Suite 600

Los Angeles, CA 90024

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (as amended, the “Registration Statement”) relating to the initial public offering of common units representing limited partner interests of Rentech Nitrogen Partners, L.P. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the sections of the Registration Statement entitled “Summary,” “Risk Factors,” “Industry,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We further advise the Company that our role has been limited to the provision of such statistical data supplied by us.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

BLUE, JOHNSON & ASSOCIATES, INC.

By: /s/ Thomas A. Blue

Name:	Thomas A. Blue
Title:	President